Exhibit 99.1

OptimizeRx to Present at Noble Capital Markets 14th Annual Investor Conference on January 30, 2018

Rochester, MI (January 16, 2018) — OptimizeRx Corp. (OTCQB: OPRX), the nation’s leading provider of digital health messaging, has been invited to present at the NobleCon14 - Noble Capital Markets’ 14th Annual Investor Conference being held on January 29-30, 2018 at the W Hotel in Fort Lauderdale, Florida.

OptimizeRx CEO William Febbo is scheduled to present on Tuesday, January 30 at 10:30 a.m. Eastern time, with one-on-one meetings held throughout the day.

Management will discuss the company’s recently expanded exclusive partnership with Allscripts for prescription cost savings and real-time messaging at the point-of-care. The company’s growing EHR and eRx network that reaches more than 500,000 healthcare providers (HCPs) in the U.S., making it the healthcare industry’s largest point-of-prescribe network, will also be discussed.

A high-definition, video webcast of OptimizeRx’s presentation will be available here, and available for replay on www.noblecapitalmarkets.com or www.nobleconference.com, or in the investors section at www.optimizerx.com.

For more information about the conference or to schedule a one-on-one meeting with OptimizeRx management, please contact your Noble Capital Markets representative.

About NOBLE Capital Markets
NOBLE Capital Markets established in 1984, is an equity-research driven, full-service, investment & merchant banking boutique focused on the healthcare, media & entertainment, technology and natural resources sectors. The company has offices in Boca Raton (HQ), New York and Boston. In addition to the annual multi-sector NobleCon to be held at the W Hotel, Fort Lauderdale Beach, January 29-30, 2018 (at which Vectrus Inc. will be invited to present), each year Noble hosts numerous “non-deal” corporate road shows and sector-specific conferences such as the Media, Finance & Investor Conference offered in partnership with the National Association of Broadcasters (NAB).

About OptimizeRx

OptimizeRx® (OTCQB: OPRX) is the nation’s leading provider of digital health messaging via electronic health records (EHRs), providing a direct channel for pharma companies to communicate with healthcare providers. The company’s cloud-based solution supports patient adherence to medications by providing real-time access to financial assistance, prior authorization, education, and critical clinical information. The company’s network is comprised of leading EHR platforms like Allscripts, Amazing Charts and Quest, and provides more than half a million healthcare providers access to these benefits within their workflow at the point of care. For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words ‘estimate,’ ‘possible’ and ’seeking’ and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact:

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

OptimizeRx Investor Relations:

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team